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EXHIBIT 10.2
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into between Juan José Chacón Quirós (“Employee”) and Establishment Labs S.A. (“ELSA” or “Company”).
WHEREAS, Employee and ELSA entered into an Employment Agreement effective December 26, 2018 (“Employment Agreement”); and,
WHEREAS, Employee informed ELSA on January 10, 2025, that Employee decided to retire from his position as Chief Executive Officer (“CEO”) effective as of March 1, 2025; and,
WHEREAS, on the basis of that information, Establishment Labs Holdings Inc. (“ELHI”), the parent company of ELSA, issued a press release and filed a current report on Form 8-K with the Securities and Exchange Commission on January 13, 2025, each of which indicated that Employee provided notice of his decision to retire from his position as CEO effective on March 1, 2025, it being understood among the Parties that Employee would remain employed with the Company to assist with an orderly transition of responsibilities from March 1, 2025, until Employee’s Separation Date (as defined below); and,
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:
1.Separation of Employment Relationship. The employment relationship between Employee and ELSA terminated on April 30, 2025 (“Separation Date”). Employee acknowledges (a) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (b) Employee has reported to the Company he did not suffer work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (d) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (e) Employee does not have a pending claim against the Company or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
2.Severance Benefits. Employee will continue to vest in any equity awards granted during Employee’s service with the Company for the longer of (a) the duration that Employee’s Services to the Company under the Consulting Services Agreement between Employee and ELHI, effective as of June 1, 2025 (“Consulting Services Agreement”), and (b) Employee’s service as a member of the Board of Directors (“Board”) of ELHI (“Extended Vesting Period”), and Employee may exercise any vested equity, whether restricted shares or stock

EXHIBIT 10.2
options, for the Extended Vesting Period plus ninety (90) days or any additional period that may be approved by the Board. Employee understands and agrees that the value of the Extended Vesting Period is inclusive of any and all payments the Company would otherwise be required to pay Employee under Costa Rican law arising from Consultant’s retirement from the ELHI group of companies. Nothing in this Agreement alters the terms of any equity awards Employee may later receive as a non-employee, outside director of the Board, which equity shall vest and may be exercised according to the terms of the Outside Director Compensation Policy.
3.Release of Claims by Employee. Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees (“Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, in any jurisdiction whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for denial of substantive rights, for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Labor Code, any amendments to the foregoing, or any other United States of America or Republic of Costa Rica federal, state or local statute, rule, ordinance, or regulation, as well as claims in equity or under the common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior. Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under employee compensation and benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement.

4.Release of Claims by ELSA. The Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, insurers, and employees, fully, finally and forever releases and discharges Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, in any jurisdiction whatsoever, individually or as part of a group action, known or unknown, as a result of Employee’s actions or omissions to the extent such actions or omissions may be indemnified under Article 53 of the Amended and Restated

EXHIBIT 10.2
Memorandum of Association and Articles of Association of ELHI, as filed on May 25, 2023, or as may be amended and restated from time to time..
5.Covenant against Unfair Competition: The provisions of the Employment Agreement, Sections 10.a., 10.b., and 12 shall survive and apply for the longer of Employee’s performance of (a) Services under the Consulting Services Agreement and (b) service as a director on the Board. If after the longer of (a) and (b), the Company extends the vesting period of existing equity awards granted during Employee’s service to the Company, and if Employee accepts such extended vesting period, the provisions referred to above (Sections 10.a., 10.b., and 12) will continue to survive and apply for the duration of the extended vesting period.
6.Proprietary Information; Return of Company Property. Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Employee agrees not to make any such information known to any member of the public. Employee must return to the Company within ten days of the termination of Services under this Agreement all confidential and proprietary information and all other Company property, such as office equipment, computers, cell phones, and security badges, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain as part of this services under the Consulting Services Agreement and/or as a member of the Board of Directors.
7.Confidentiality of Agreement. The nature and terms of this Agreement are confidential and they have not been and shall not be disclosed (i) by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company, or (ii) by Company except under substantially similar circumstances or as required by law such as filing this Agreement with the Securities and Exchange Commission.
8.Cooperation. Employee agrees to cooperate with the Released Parties regarding matters within the knowledge or responsibility of Employee, including furnishing information and executing documents and doing such other things as the Company may reasonably request. Without limiting the foregoing, Employee agrees (a) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

EXHIBIT 10.2
9.Non-Admission. This Agreement shall not be construed as an admission by any Released Party of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be evidence of such liability, wrongdoing, or unlawful discrimination.
10.Mutual Non-Disparagement. Employee agrees not to make any adverse, malicious, derogatory, disparaging, or defamatory statements or communications about the Company or any of the other Released Parties. Employee also agrees not to post any such statements on the internet or any blog or social networking site. Anyone with the title of Vice President or higher at the Company, including the executive officers of the Company, agrees not to make any adverse, malicious, derogatory, disparaging, or defamatory statements or communications about the Employee. The Company and anyone with the title of Vice President, General Manager, Director, or higher at the Company, including the executive officers of the Company, also agree not to publish or post any such statements, whether in hard copy or electronic form, using any Company-owned channel of communication, including via the internet or any blog or social networking site.
11.Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee has at least 45 days to consider whether to sign this Agreement from the date Employee receives this Agreement and any attached information (“Consideration Period”). If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms, and Employee knowingly and voluntarily waives the remainder of the Consideration Period. Employee further agrees that the Company has made no threats or promises to induce Employee to sign earlier. Additionally, Employee shall have seven days from the date the Employee signs this Agreement to revoke this Agreement (“Revocation Period”). If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided Employee does not revoke this Agreement (“Effective Date”). Employee should return a signed copy of this Agreement and any written revocation by email to Ross Mansbach, General Counsel, rmansbach@establishmentlabs.com. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.
12.Protected Rights. Nothing in this Agreement or any prior Company agreement, policy, or practice, including but not limited to the acknowledgments, release of claims, proprietary information, return of property, confidentiality, cooperation, and non-disparagement provisions in this Agreement, (a) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (b) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or

EXHIBIT 10.2
from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refuse to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. However, by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
Notwithstanding the confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Employee is entering into this Agreement voluntarily and with all information needed to make an informed decision to enter this Agreement. The Company has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.
13.Notices. All notices, reports, requests, demands and other communications given under this Agreement shall be in writing and will be deemed to have been given if delivered by hand, sent by email, or sent by a nationally recognized overnight delivery service, to:

To Company: Establishment Labs, S.A. B25, Coyol Free Zone Alajuela, 20113 Costa Rica Attention: Legal Department legal@establishmentlabs.com, and rmansbach@establishmentlabs.com	To Employee: Juan José Chacón Quirós Residencias Solaris, C. Pilas, San José, Santa Ana, 10901, Costa Rica juanjosechaconquiros@icloud.com
Notices shall be deemed to have been made as of the date of receipt thereof by the person to whom sent. A party may change their address listed above by notice to the other party.
14.Applicable Law and Venue. This Agreement shall be interpreted under the laws of the State of Texas, United States of America, without regard to conflict of laws principles. The parties waive any right to arbitration and agree that any litigation arising from this Agreement shall

EXHIBIT 10.2
take place exclusively in a state and federal court of competent jurisdiction in the State of Texas, which the parties agree has jurisdiction to resolve any such litigation, and the parties waive any right to challenge such jurisdiction.
15.Modification and Waiver. This Agreement may not be modified except by a written instrument signed by both parties. In the case of a waiver, the written instrument need only be signed by the party waiving compliance. Assuming these conditions are met, this Agreement may be amended or modified and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived.

16.Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective, and a court shall have the power to interpret and reform the unenforceable provision so as to comply with legal requirements and the intent of the parties.

17.Entire Agreement. This Agreement sets forth the entire agreement between the parties. Employee is not relying on any agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition remain intact. For avoidance of doubt, (i) such prior agreements exclude two contemporaneous agreements, namely the Separation and Release Agreement with ELHI and the Consulting Services Agreement with ELHI, and (ii) nothing in this Agreement modifies the terms under which Employee may serve as a non-employee, outside director of the Board.

18.Assignment. Employee may not assign this Agreement without the prior written consent of an authorized representative of Company. Company reserves the right to assign this Agreement to any affiliated entity in its sole discretion and to have any affiliated entity process invoices and make payments to Employee. All of the terms and provisions of this Agreement will be binding upon, will inure to the benefit of, and be enforceable by successors and assigns of the parties. This Agreement does not confer any right or remedy upon any person other than the parties hereto and their respective successors and permitted assigns.

19.Headings. The section headings contained in this Agreement are for convenience only and shall not otherwise affect the meaning or interpretation or be deemed to be a substantive part of this Agreement.

20.Execution of Counterparts. This Agreement may be executed in two or more duplicate counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

21.Language Recognition. El trabajador/a (Employee) acuerda firmar el presente contrato que reconoce y reafirma el contenido de todas las cláusulas incluidas en el presente contrato en

EXHIBIT 10.2
virtud de que lee, escribe y entiende perfectamente el idioma inglés, de forma tal que, tanto este documento, las políticas y demás documentos a que se hace referencia en este momento y a futuro, su total contenido y todas las comunicaciones relacionadas con su relación laboral con la empresa o el patrono podrán hacerse indistintamente en idioma inglés o español, teniendo dichas comunicaciones plena validez entre las partes para todos los efectos legales.
[Signatures of Following Page]

EXHIBIT 10.2
IN WITNESS WHEREOF, the parties hereby execute this Agreement:

EMPLOYEE

Date	Name Printed	Signature
7/22/2025	Juan José Chacón Quirós	/s/ Juan José Chacón Quirós

In exchange for Employee’s release of claims and other promises contained in this Agreement, the Company agrees to provide the benefits set forth in this Agreement.

ESTABLISHMENT LABS, S.A.

Date	Name Printed	Signature
7/22/2025	Peter Caldini, CEO	/s/ Peter Caldini